Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated March 28, 2025, with respect to our audits of the financial statements of Fold, Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

July 10, 2025